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Exhibit 2

Enhanced Services Completes Acquisition of Zulu-tek Assets
September 10, 1998 08:00 AM

LOS ANGELES--(BUSINESS WIRE)--Sept. 10, 1998--


Combined Sales of Enhanced Services and Zulu-tek Reach $1.46

Million for July; Sitrick And Company Retained as

Communications Counsel


Enhanced Services Company, Inc. ESVS today announced that it has completed the acquisition of the assets of Zulu-tek, Inc., in a transaction valued at approximately $30 million in convertible and redeemable preferred shares of ESVS. The convertible preferred shares of Enhanced Services issued to Zulu-tek will be converted to common shares and distributed to Zulu's shareholders promptly after ESVS stockholders' meeting and regulatory approval and registration. After the conversion of the preferred shares, ESVS will have approximately 15,500,000 common shares outstanding.

Roger Mincheff, Enhanced Services' president stated, "This acquisition, combined with the pending acquisition of eCommerce, Inc., will provide a unique combination of companies that will focus on fulfilling a significant need in the Internet market place: a quality `one-stop' solution for companies that want to generate commerce on the Internet. Currently, companies are realizing that in order to remain competitive in this environment, they have to effectively combine technology with e-commerce and interactive advertising, we will provide all three. In support of this strategy, we are reporting that Enhanced Services and Zulu-tek combined gross sales for July reached $1.46 million."

Mr. Mincheff added, "In an effort to keep the financial and investment communities well informed, we have selected Sitrick And Company as our investor relations firm." Sitrick And Company has been recently acknowledged as the "best financial communications firm in the West" by Inside PR, the trade publication for the public relations profession.

The combination of Enhanced Services and Zulu-tek, and their anticipated acquisitions, represent the convergence under one umbrella of diverse services focused specifically on the Internet as a communications and transaction medium creating a new specialty in the technology arena. The



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combined enterprise believes it can attain a unique, forerunning position as it answers the full range of business demands that result from a skyrocketing commercial reliance on the Internet.


Forward looking statements in this release concerning trends or anticipated operating results are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations. These risks and uncertainties include, but are not limited to, competitive factors (including the possibility of increased competition or technological development, competitors and price pressures); legal factors (such as limited protection of the Company's proprietary technology and changes in government regulation); and the Company's dependence on key personnel and significant customers.